Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	November 15, 2017
Contact:	John S. D'Orazio
President and CEO
Telephone:	540-777-3815

RGC RESOURCES, INC.
REPORTS RECORD EARNINGS
ROANOKE, Va. (November 15, 2017)—RGC Resources, Inc. (NASDAQ: RGCO) announced record consolidated Company earnings of $6,232,865 or $0.86 per share for the fiscal year ended September 30, 2017. This compares to earnings of $5,806,866 or $0.81 per share for the year ended September 30, 2016. CEO John D'Orazio stated, "I am pleased to announce our third consecutive year of record earnings. The increase in 2017 earnings is attributable to improved utility margins, associated with our infrastructure replacement programs and customer growth, and our ongoing investment in the Mountain Valley Pipeline (MVP)." D'Orazio further commented, "The Company will continue to invest in infrastructure replacement programs to enhance the safety and reliability of our gas distribution system for our utility subsidiary, Roanoke Gas Company."
Earnings for the quarter ending September 30, 2017 were $159,886 or $0.02 per share compared to $145,561 or $0.02 per share for the quarter ended September 30, 2016. D'Orazio attributed the increase to higher utility margins and the MVP investment.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Past performance is not necessarily a predictor of future results.
Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Revenues	$10,172,448	$9,980,265	$62,296,870	$59,063,291
Cost of sales	4,218,328	4,115,076	29,487,713	27,498,377
Gross margin	5,954,120	5,865,189	32,809,157	31,564,914
Equity in earnings of MVP	131,855	56,919	421,646	152,864
Other operating expenses, net	5,296,926	5,232,938	21,275,294	20,608,407
Interest expense	516,953	415,721	1,917,254	1,636,321
Income (loss) before income taxes	272,096	273,449	10,038,255	9,473,050
Income tax expense (benefit)	112,210	127,888	3,805,390	3,666,184
Net income (loss)	$159,886	$145,561	$6,232,865	$5,806,866
Net earnings per share of common stock:
Basic	$0.02	$0.02	$0.86	$0.81
Diluted	$0.02	$0.02	$0.86	$0.81
Cash dividends per common share	$0.145	$0.135	$0.580	$0.540
Weighted average number of common shares outstanding:
Basic	7,237,669	7,176,687	7,218,686	7,149,906
Diluted	7,286,300	7,191,366	7,256,046	7,159,763

Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,
Assets	2017	2016
Current assets	$15,685,604	$15,482,324
Total property, plant and equipment, net	147,927,971	132,128,138
Other assets	19,521,496	17,942,387
Total Assets	$183,135,071	$165,552,849
Liabilities and Stockholders’ Equity
Current liabilities	$14,366,232	$28,497,053
Long-term debt, net of unamortized debt issuance costs	61,312,011	33,636,051
Deferred credits and other liabilities	47,416,356	47,752,673
Total Liabilities	123,094,599	109,885,777
Stockholders’ Equity	60,040,472	55,667,072
Total Liabilities and Stockholders’ Equity	$183,135,071	$165,552,849